Exhibit 3.20

Operating Agreement of

Blue Tiger Oilfield Services LLC

A Delaware Limited Liability Company

This Operating Agreement of Blue Tiger Oilfield Services, LLC a Delaware Limited Liability Company, (hereinafter referred to as “BLUE TIGER” or the “Company”) is entered into this 20th day of February, 2012 by and between Rice Energy Appalachia LLC (hereinafter “Rice Appalachia”), a Delaware Limited Liability Company, the Sole Member of Blue Tiger Oilfield Services LLC, and BLUE TIGER Oilfield Services, LLC (hereinafter “BLUE TIGER”) as follows:

WITNESSETH:

WHEREAS on or about February 17, 2012 a Certificate of Formation was filed with the State of Delaware, Secretary of State, Division of Corporations forming the Limited Liability Blue Tiger Oilfield Services LLC (hereinafter “BLUE TIGER”). A true and correct copy of the Certificate of Formation is attached hereto and marked as Exhibit A.

WHEREAS, Rice Appalachia and BLUE TIGER desire to adopt and approve, effective as of February 20, 2012 this Operating Agreement of BLUE TIGER (hereinafter “Operating Agreement”) as the Operating Agreement of BLUE TIGER to set forth the rights, responsibilities and purposes of BLUE TIGER and to govern their relationships with respect to BLUE TIGER.

NOW THEREFORE:

IN CONSIDERATION OF and as a condition of the parties entering into this Operating Agreement and other good and valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties agree that the following Operating Agreement shall govern the operations of BLUE TIGER.

Article I. Certificate of Organization and General Information

1.1	The Certificate of Formation for BLUE TIGER was filed with the State of Delaware, Secretary of State, Division of Corporations on February 17, 2012 with Delaware Division of Corporations file number 5111361. The term of existence of BLUE TIGER shall commence on the effective date of filing of the Certificate of Formation with the Delaware Division of Corporations and shall continue until terminated by the provisions of this Operating Agreement or as provided by law.

1.2	The name of the Company is Blue Tiger Oilfield Services LLC.

1.3	The principal office and mailing address of BLUE TIGER is 171 Hillpointe Drive, Suite 301, Canonsburg, PA 15317, or such other places as may be determined by the Members from time to time.

1.4	The purpose of the Company is to purchase, maintain and provide rental services of oilfield services equipment. BLUE TIGER may also engage in any other lawful business approved by its member.

1.5	The Member intends for BLUE TIGER to be a limited liability company under the Limited Liability Company Law of the State of Delaware.

1.6	The management of BLUE TIGER shall be vested in its Members as set forth herein.

1.7	There shall be one class of Membership Units of the Company.

1.8	The name and address of the Member is:

Rice Energy Appalachia LLC

171 Hillpointe Drive, Suite 301

Canonsburg, PA 15317

100% Membership Interest

Article II. Blue Tiger’s General Business Activities

2.1	During the course of business and to execute the purpose and intent of the BLUE TIGER’s business plan BLUE TIGER shall purchase, maintain and provide rental services of oilfield services equipment. BLUE TIGER may also engage in any other lawful business approved by its member.

Article III. Management

3.1	The Management of BLUE TIGER shall be vested in its Member.

Article IV. Accounts and Accounting

4.1	Complete books of account of BLUE TIGER’s business, in which all of BLUE TIGER’s transactions shall be fully and accurately entered and shall be kept at the principal office of BLUE TIGER and at such other locations as the Member designates.

4.2	The fiscal year of BLUE TIGER shall be January 1 through December 31.

Article V. Transfers of Membership Interests

5.1	The Member may freely transfer all or a portion of its Membership interests at any time.

Article VI. Sale, Dissolution and Winding Up

6.1	BLUE TIGER may be dissolved at any time at the sole discretion of the Member.

Article VII. Indemnification and Arbitration

7.1	BLUE TIGER shall have the power to indemnify any person or entity who was or is a party, or who is threatened to be made a party to any proceeding by reason of the fact that such person or entity was or is a Member, Manager, officer, employee or other agent of BLUE TIGER, or was or is serving at the request of BLUE TIGER as a director, officer, employee, or other agent of another limited liability company, corporation, partnership, joint venture, trust, or other enterprise against expenses, judgments, fines, settlement, and other amounts actually and reasonably incurred by such person or entity in connection with such proceeding if such person or entity acted in good faith and in a manner that such person or entity reasonably believed to be in the best interest of BLUE TIGER, and in the case of a criminal proceeding, such person or entity has no reasonable cause to believe that such person or entity’s conduct was unlawful. Expenses of each person or entity indemnified under this Operating Agreement actually and reasonably incurred in connection with the defense or settlement of a proceeding may be paid by BLUE TIGER in advance of the final disposition at the Members sole discretion. Expenses as used in this paragraph includes, attorney’s fees and costs in establishing a right to indemnification, if any, under this paragraph.

Article VIII. General Provisions

8.1	This agreement constitutes the entire Operating Agreement of BLUE TIGER and may be modified by the Member at any time. Time is of the essence of every provision of this Operating Agreement.

8.2	This Operating Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.3	This Operating Agreement shall be construed and enforced in accordance with the laws of the State of Pennsylvania and Pennsylvania shall have jurisdiction over all matters. If any provision of this Operating Agreement is determined by a court of competent jurisdiction or arbitrator to be invalid, illegal or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Operating Agreement shall remain in effect.

8.4	This Operating Agreement shall be binding on and inure to the benefit of the Member and its respective heirs, representatives, successors and assigns.

8.5	The Member shall promptly execute and deliver any and all additional documents, instruments, notices and other assurance, and shall do any and all other acts and things, reasonably necessary in connection with the performance of its respective obligations under this Operating Agreement.

8.6	The Member represents and warrants that it has the capacity and authority to enter into this Operating Agreement.

8.7	The article, section and paragraph titles and headings contained in this Operating Agreement are inserted as a matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Operating Agreement or any of the provisions contained herein.

IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND, the parties have executed this Operating Agreement on the day and year first above written.

By:	/s/ Toby Z. Rice
Toby Z. Rice, CEO Rice Energy Appalachia, LLC
Member, BLUE TIGER Oilfield Services, LLC

ACKNOWLEDGEMENTS

COMMONWEALTH OF PENNSYLVANIA	)
) SS.
COUNTY OF WASHINGTON	)

On this the 20th day of February, 2012, before me, the undersigned authority, personally appeared Toby Z. Rice, who acknowledged himself to be the Chief Executive Officer of Rice Energy Appalachia, LLC, Member of BLUE TIGER Oilfield Services LLC, and that he as such Member, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as Member.

In Witness Whereof, I have hereunto set my hand and official seal.

My commission expires:	Signature:	/s/ Stacy A. Rikeman
Notary Public